Comerica Incorporated Appoints Nancy Flores to Board of Directors

DALLAS, Nov. 2, 2021 – Nancy Flores has been appointed to the Comerica Incorporated Board of Directors, effective Jan. 1, 2022. Flores is Chief Information and Technology Officer for Irving, Texas-based McKesson Corporation, a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care and healthcare information solutions. Flores will serve as a member of the board’s Enterprise Risk Committee.

“We are pleased to welcome Nancy to our board,” said Curt Farmer, Chairman and Chief Executive Officer, Comerica Incorporated. “An industry leader with a wealth of expertise, her technology-driven approach and experience addressing regulatory, technology, cyber and financial risk will serve to further strengthen Comerica.”

Flores has served as a leader in the technology sector for more than 25 years. She joined McKesson in January 2020 where she directs the company’s technology initiatives, including software, infrastructure, application development tools and processes, operations, and cybersecurity. She also guides the overall direction for the company’s healthcare technology products and data and analytics. Prior to joining McKesson, Flores served as Chief Information Officer at Johnson Controls, where she was responsible for information technology, cybersecurity and analytics. She spent 22 years at Abbott Laboratories in several leadership roles, including Chief Information Officer.

She holds a bachelor’s degree in Mathematics and Computer Information Systems from Regis University in Denver, Colorado and a master’s degree in Mathematics from the Colorado School of Mines in Golden, Colorado.

Comerica Bank is a subsidiary of Comerica Incorporated (NYSE: CMA), a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Commercial Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $94.5 billion as of Sept. 30, 2021.

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